To Petróleo Brasileiro S.A.- Petrobras

We are aware that our report dated August 9, 2013 on our review of interim financial information of Petróleo Brasileiro S.A. - Petrobras, for the six month periods ended June 30, 2013 and June 30, 2012 and included in the Company's quarterly report on Form 6-K for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statement on Form F-3 dated December 12, 2009.

/s/ PricewaterhouseCoopers

Rio de Janeiro - Brazil

August 9, 2013